
                                                                   Exhibit 10.56


                                                                  EXECUTION COPY



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                             AMENDED AND RESTATED

                             EMPLOYMENT AGREEMENT

                                    BETWEEN

                                RADIO ONE, INC.

                                      AND

                            LINDA J. ECKARD VILARDO

                    Dated effective as of October 31, 2000

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                               TABLE OF CONTENTS
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1.   Definitions...........................................................................................     1

2.   Employment............................................................................................     4

3.   Term of Employment....................................................................................     5

4.   Positions, Responsibilities and Duties................................................................     5
     4.1.   Duties.........................................................................................     5
     4.2.   Attention to Duties and Responsibilities.......................................................     5

5.   Compensation and Other Awards.........................................................................     5
     5.1.   Annual Base Salary.............................................................................     5
     5.2.   Annual Incentive Compensation; Retention Bonus; Tax Offset Bonus...............................     5
     5.3.   Retirement and Savings Plans...................................................................     6
     5.4.   Welfare Benefit Plans..........................................................................     6
     5.5.   Expense Reimbursement..........................................................................     6
     5.6.   Vacation Benefits..............................................................................     6
     5.7.   Wireless Telephone Allowance...................................................................     6
     5.8.   Geographic Location............................................................................     6
     5.9.   Stock Options..................................................................................     7
     5.10.  Subscription for and Purchase of Class D Common Stock;  Repurchase of
            Purchased Class D Common Stock.................................................................     7
     5.11.  Promissory Note and Stock Pledge Agreement.....................................................     9

6.   Termination...........................................................................................     9
     6.1.   Termination  Upon  Expiration of Term of Employment or by Executive Upon
            Change of Control..............................................................................     9
     6.2.   Termination  by the  Company  Without  Cause or Upon  Change of  Control
            or by Executive for Good Reason................................................................    11
     6.3.   Termination  Due to  Death  or  Disability,  by the  Company  for  Cause
            or by Executive without Good Reason............................................................    12
     6.4.   No Mitigation; No Offset.......................................................................    13
     6.5.   Notice of Termination..........................................................................    13

7.   Confidential Information..............................................................................    14

8.   Work Product..........................................................................................    14

9.   Noncompete, Non-Solicitation..........................................................................    14

                                             -i-
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
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10.  Non-Exclusivity of Rights.............................................................................    15

11.  Resolution of Disputes................................................................................    16

12.  Indemnification.......................................................................................    16

13.  Successors............................................................................................    16
     13.1.  Executive......................................................................................    16
     13.2.  The Company....................................................................................    16

14.  Miscellaneous.........................................................................................    16
     14.1.  Applicable Law.................................................................................    16
     14.2.  Amendments/Waiver..............................................................................    17
     14.3.  Notices........................................................................................    17
     14.4.  Withholding....................................................................................    17
     14.5.  Severability...................................................................................    17
     14.6.  Captions.......................................................................................    18
     14.7.  Entire Agreement...............................................................................    18
     14.8.  Counterparts...................................................................................    18
     14.9.  Representation.................................................................................    18
     14.10. Survivorship...................................................................................    18
     14.11. Right of Offset................................................................................    18

Exhibits
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Exhibit A      -      Option Agreements
Exhibit B      -      Form of 83(b) Election
Exhibit C      -      Promissory Note and Stock Pledge Agreement

                                             -ii-
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                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated effective as of October 31, 2000, is made by and between Radio One, Inc., a Delaware corporation (the "Company"), and Linda J. Eckard Vilardo, formerly known as Linda J. Eckard (the "Executive").

          WHEREAS, the Company and the Executive are parties to an Employment Agreement dated effective as of January 1, 1999 (the "Original Agreement"); and

          WHEREAS, the Company and the Executive wish to amend and restate the Original Agreement in its entirety as set forth in this Agreement;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Executive hereby agree that the Original Agreement shall be, and hereby is, amended and restated in its entirety as follows:

     1.   Definitions.

          "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under common control with, the Company.

          "Annual Base Salary" shall mean the annual base salary as described in
Section 5.1 hereof.

          "Annual Incentive" shall have the meaning set forth in Section 5.2(a) hereof.

          "Board" shall mean the board of directors of the Company.

          "Cause" shall mean (i) the commission by the Executive of a felony, fraud, embezzlement or an act of serious, criminal moral turpitude which, in case of any of the foregoing, in the good faith judgment of the Board, is likely to cause material harm to the business of the Company and the Company Affiliates, taken as a whole, provided that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by clear and convincing evidence, (ii) the commission of an act by the Executive constituting material financial dishonesty against the Company or any Company Affiliate, provided that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by a preponderance of the evidence, (iii) the repeated refusal by the Executive to use her reasonable and diligent efforts to follow the lawful and reasonable directives (in light of the terms of this Agreement) of the Board with respect to a matter or matters within the control of the Executive, or (iv) the Executive's willful gross neglect in carrying out her material duties and responsibilities under this Agreement, provided, that, unless the Board reasonably determines that a breach described in clause (iii) or (iv) is not curable, the Executive will, subject to the following proviso, be given written notice of such breach and will be given an opportunity to cure such breach to the reasonable satisfaction of the Board within thirty
(30) days of receipt of such written notice (subject to the Executive's right to seek arbitration of the cure of such breach as provided in Section 11 of this Agreement), and, provided further, that the Executive will only be entitled to cure two such defaults during the Term of Employment.

          "Change of Control" shall be deemed to have occurred in the event of a transaction or series of related transactions pursuant to which any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons, other than Catherine L. Hughes and Alfred
C. Liggins, III, (a) acquire, whether by merger, consolidation or transfer or issuance of capital stock, capital stock of the Company (or any surviving or resulting company) possessing the voting power to elect a majority of the Board of the Company (or such surviving or resulting company) or (b) acquire all or substantially all of the Company's assets determined on a consolidated basis.

          "Class A Common Stock" shall mean the Company's class A common stock, par value $.001 per share.

          "Class A Options" shall have the meaning set forth in Section 5.9 hereof.

          "Class D Common Stock" shall mean the Company's class D common stock, par value $.001 per share.

          "Class D Options" shall have the meaning set forth in Section 5.9 hereof.

          "COBRA" shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Code (S)4980B and of similar state law.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "Commencement Date" shall have the meaning set forth in Section 3 hereof.

          "Common Stock" shall mean all classes of the Company's Common Stock and any capital stock of the Company distributed after the date of this Agreement with respect to shares of Common Stock by way of dividend, distribution, stock split, exchange, conversion, merger, consolidation, reorganization or other recapitalization.

          "Company Affiliate" shall mean any Subsidiary of the Company.

          "Confidential Information" shall have the meaning set forth in Section 7 hereof.

          "Date of Termination" shall mean the earlier of (a) the date of termination, if any, specified in the Notice of Termination (which date shall not be earlier than the date of receipt of such Notice of Termination) or (b) the date on which the Executive's employment under this Agreement actually terminates.

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          "Disability" shall mean the Executive's inability to render the services required under this Agreement by reason of a physical or mental disability for ninety (90) days, which need not be consecutive, during any twelve (12) consecutive month period, and the effective date of such Disability shall be the day next following such ninetieth (90/th/) day. A determination of Disability will be made by a physician satisfactory to both the Executive and the Company; provided that if the Executive and the Company cannot agree as to a physician, then each will select a physician and such physicians shall together select a third physician, whose determination as to Disability shall be completed within ten (10) days of the date on which the disagreement between the Executive and the Company arose and the decision of such third physician will be final and binding on the Executive and the Company. The Executive and the Company shall have the right to present to such physician such information and arguments as each deems appropriate, including the opinion of other physicians.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Extended Term" shall have the meaning set forth in Section 3 hereof.

          "Extended Term Retention Bonus" shall have the meaning set forth in
Section 5.2(b) hereof.

          "Good Reason" shall be deemed to exist if, without the express written consent of the Executive, (a) the Executive's rate of Annual Base Salary (as provided in Section 5.1 of this Agreement), including any increases, is reduced,
(b) the Executive suffers a substantial reduction in her title, duties or responsibilities, (c) the Company's headquarters shall be located outside the geographic area described in Section 5.8 hereof, (d) the Company fails to pay the Executive's Annual Base Salary when due or to pay any other material amount due to the Executive hereunder within five (5) days of written notice from the Executive, (e) the Company materially breaches this Agreement (other than a breach described in the preceding clause (d)) and fails to correct such breach within thirty (30) days after receiving the Executive's demand that it remedy the breach, or (f) the Company fails to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement, which successor the Executive reasonably concludes is capable of performing the Company's financial obligations under this Agreement.

          "Initial Term" shall have the meaning set forth in Section 3 hereof.

          "Noncompete Period" shall have the meaning set forth in Section 9(a) hereof.

          "Note and Pledge Agreement" shall have the meaning set forth in
Section 5.11 hereof.

          "Notice of Termination" shall have the meaning set forth in Section
6.5 hereof.

          "Options" shall have the meaning set forth in Section 5.9 hereof.

          "Option Agreements" shall have the meaning set forth in Section 5.9 hereof.

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          "Option Shares" shall have the meaning set forth in Section 5.9 hereof.

          "Original Agreement" has the meaning set forth in the recitals hereof.

          "Person" shall mean any natural or legal person including any individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or government or any department or agency or political subdivision thereof.

          "Pro Rata Portion" shall mean, with respect to the Extended Term Retention Bonus, a portion of the Extended Term Retention Bonus equal to a fraction, the numerator of which shall be the number of days between the first day of the Extended Term and the Date of Termination, and the denominator of which shall be One Thousand Four Hundred and Sixty (1,460).

          "Purchased Class D Common Stock" shall have the meaning set forth in
Section 5.10(a) hereof.

          "Section 6.1 Severance Period" shall have the meaning set forth in
Section 6.1(a)(i) hereof.

          "Section 6.2 Severance Period" shall have the meaning set forth in
Section 6.2(a)(i) hereof.

          "Subsidiary" shall mean, with respect to any Person, a corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by such Person, directly or through one or more Subsidiaries.

          "Term of Employment" shall have the meaning set forth in Section 3 hereof.

          "Transfer" shall mean a sale, transfer, assignment, pledge, hypothecation, mortgage or other disposition (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of any interest in any Option Shares or Common Stock.

          "Withholding Amount" shall have the meaning set forth in Section 5.10(c) hereof.

          "Work Product" shall have the meaning set forth in Section 8 hereof.

     2. Employment. During the Term of Employment, subject to the terms and provisions set forth in this Agreement, the Company shall continue to employ the Executive as the General Counsel of the Company and the Executive hereby accepts such employment. Effective as of February 15, 2001 and for the duration of the Term of Employment, subject to the terms and provisions set forth in this Agreement, the Company shall also employ the Executive as Vice President of the Company, and the Executive hereby agrees to accept such position as of such date.

      3. Term of Employment. The term of employment under this Agreement shall commence as of the date hereof (the "Commencement Date") and, unless earlier terminated by the Company or the Executive under Section 6 of this Agreement, shall continue until October 31, 2004 (the "Initial Term"), provided, however, that the term of employment under this Agreement may be extended for an additional period of four years upon mutual agreement of the parties (the "Extended Term", and together with the Initial Term, the "Term of Employment").

      4.  Positions, Responsibilities and Duties.

          4.1. Duties. During the Term of Employment, the Executive, as General Counsel and/or Vice President of the Company, shall be responsible, subject to the direction of the Board, for the legal affairs and operations of the Company, for assisting the Chief Executive Officer in executing strategic initiatives, and for such other duties and functions of a senior executive nature, commensurate with her titles, responsibility and remuneration as may be directed from time to time by the Board. The Executive shall report to the Chief Executive Officer and President.

          4.2. Attention to Duties and Responsibilities. During the Term of Employment, the Executive shall devote substantially all of her business time to the business and affairs of the Company and shall use her best efforts, ability and fidelity to perform faithfully and efficiently her duties and responsibilities.

      5.  Compensation and Other Awards.

          5.1. Annual Base Salary. Commencing on January 1, 2001, as compensation for the services to be provided by the Executive under this Agreement, the Company shall pay the Executive an annual base salary of Two-Hundred Twenty-Thousand Dollars ($220,000.00). The Executive's annual base salary shall be increased (but not decreased) at the commencement of each subsequent calendar year by an amount which shall be no less than five percent (5%) of such annual base salary in effect immediately prior to such increase, or such greater amount as the Board in its sole discretion shall decide. Such annual base salary shall be payable to the Executive in equal installments at least twice per month in accordance with the Company's regular payroll practice.

          5.2.   Annual Incentive Compensation; Retention Bonus; Tax Offset
Bonus.
                 (a) The Board may, in its sole discretion, award an annual incentive cash payment (the "Annual Incentive") to the Executive during each or any year occurring during the Term of Employment based upon the Executive's performance and the Company's operating results during any such year. The Annual Incentive, if any, shall be due and payable by the Company on or before February 28 of the year immediately following the year for which such Annual Incentive is awarded.

                 (b) If the Executive has remained in the full-time and continuous employ (subject to vacation and sick time in accordance with this Agreement and the policies of the Company then in effect) of the Company from the Commencement Date through and including the end of the Extended Term, then the Company shall pay the Executive a bonus (the "Extended Term Retention

Bonus") in an amount equal to Two Million Five Thousand Dollars ($2,005,000.00). The Extended Term Retention Bonus awarded to the Employee hereunder, if any, shall be due and payable on the earlier of (i) November 1, 2008, and (ii) the termination of the Executive's employment pursuant to Section 6 hereto.

                 (c) With respect to each calendar year during the Term of Employment ending on or after October 31, 2002, the Company shall pay to the Executive a bonus in an amount equal to the product of (i) the amount of taxable income recognizable by the Executive during such calendar year because of the reduction of accrued but unpaid interest on the Principal Amount of the Note and Pledge Agreement or because no interest accrues or is payable on the Principal Amount of the Note and Pledge Agreement, and (ii) the combined highest marginal federal, state and local income tax rate applicable to an individual residing in the Executive's tax domicile during such calendar year. The bonus payable pursuant to this Section 5.2(c), if any, shall be due and payable by the Company on or before February 28 of the year immediately succeeding the calendar year to which such bonus relates.

          5.3. Retirement and Savings Plans. During the Term of Employment and to the extent eligible, the Executive shall participate in all pension, retirement, savings and other employee benefit plans and programs applicable to peer executives of the Company.

          5.4. Welfare Benefit Plans. During the Term of Employment and to the extent eligible, the Executive, the Executive's spouse, if any, and the Executive's eligible dependents, if any, shall participate in and be covered by all welfare benefit plans and programs applicable to peer executives of the Company.

          5.5. Expense Reimbursement. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing her duties and responsibilities hereunder in accordance with the policies and procedures of the Company as in effect at the time the expense was incurred, as the same may be changed prospectively from time to time.

          5.6. Vacation Benefits. During the Term of Employment, the Executive shall be entitled to three (3) weeks paid vacation annually at such times which do not materially interfere with the operations of the Company. Any vacation not used by the Executive during any calendar year during the Term of Employment shall accumulate to the extent permitted by and in accordance with the Company policy then in effect.

          5.7. Wireless Telephone Allowance. During the Term of Employment, the Executive shall be entitled to use of a wireless telephone with all equipment and service costs thereof to be borne by the Company.

          5.8. Geographic Location. The Executive's services hereunder shall be rendered primarily in (a) the Washington, D.C. metropolitan area, or (b) such other location mutually agreed to by the Company and the Executive.

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          5.9.   Stock Options. Effective as of May 5, 1999, the Company granted to the Executive options to purchase (a) Thirty-One Thousand Seventy-Seven (31,077) shares of Class A Common Stock (the "Class A Options") and (b) Sixty-Two Thousand One Hundred Fifty-Four (62,154) shares of Class D Common Stock (the "Class D Options"). (The Class A Options and the Class D Options are collectively referred to herein as the "Options," and the shares of Class A Common Stock and Class D Common Stock obtainable upon exercise of such Options are collectively referred to herein as the "Option Shares"). Except as set forth in this Section 5.9, all terms and conditions of such Options (and of such Class A Common Stock and Class D Common Stock to be issued upon the exercise of such Options) shall be set forth in the option agreements attached hereto as Exhibit
A evidencing the grant of such Options (the "Option Agreements").

                 (a) The price payable by the Executive for each Option Share shall be as set forth in the Option Agreements.

                 (b) The Options to purchase Option Shares shall vest and first become exercisable as described in the vesting schedule set forth in the Option Agreements.

                 (c) Upon a Change of Control, all of the Executive's Options shall become fully and immediately exercisable.

                 (d) Upon termination of the Executive's employment hereunder, any then unexercisable Option shall expire and be immediately forfeited. The Executive's right to exercise any exercisable Option following termination of her employment shall also expire and be forfeited to the extent that such Options are not exercised on or before the ninetieth (90/th/) day following such termination.

                 (e) All unexercised Options to acquire Option Shares shall expire on the tenth anniversary of their respective dates of grant.

                 (f) During the Term of Employment, the Executive may not Transfer any Options, whether or not exercised.

          5.10. Subscription for and Purchase of Class D Common Stock; Repurchase of Purchased Class D Common Stock.

                 (a) The Executive hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to the Executive on the date hereof, Two Hundred Fifty Thousand (250,000) shares of Class D Common Stock (the "Purchased Class D Common Stock"), for an aggregate purchase price of Two Million Five Thousand Dollars ($2,005,000.00).

                 (b) The Company and the Executive agree that as of the Commencement Date, the value of the Purchased Class D Common Stock is Two Million Five Thousand Dollars ($2,005,000.00). The Company and the Executive shall use reasonable efforts to take accounting and tax positions consistent with such valuation. Not later than thirty (30) days after the Commencement Date, the Executive shall make an election, in the form attached hereto as Exhibit B, to have the

Purchased Class D Common Stock taxed under the provisions of (S)83(b) of the Internal Revenue Code.

          (c) The Executive shall be responsible for the payment of any withholding tax requirement arising from her purchase of the Purchased Class D Common Stock. The amount of withholding tax required with respect to the Executive's purchase of the Purchased Class D Common Stock (the "Withholding Amount") shall be determined by the Treasurer or other appropriate officer of the Company, and the Executive shall furnish such information and make such representations as such officer requires to make such determination. The Company shall notify the Executive of the Withholding Amount and the Executive shall pay such Withholding Amount to the Company, either in cash, by certified cashier's check, or by delivery to the Company of a full recourse promissory note of the Executive in form and substance acceptable to the Company. The Company shall remit the Withholding Amount to the appropriate taxing authority or authorities.

          (d) The Purchased Class D Common Stock shall vest in twenty-four (24) equal portions on the last day of each calendar month beginning November 1, 2002, through and including October 31, 2004.

          (e) Upon a Change of Control, all of the Executive's unvested Class D Common Stock shall immediately become fully vested.

          (f) During the Term of Employment, the Executive may not Transfer any unvested Purchased Class D Common Stock, except as provided in Section 5.10(g) hereof and except that the Executive may pledge shares of unvested Purchased Class D Common Stock to the Company. Any Transfer or attempted Transfer of any unvested Purchased Class D Common Stock in violation of this Section 5.10(f) shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such unvested Purchased Class D Common Stock as the owner of such securities for any purpose.

          (g) Upon termination of the Executive's employment hereunder, (i) the Company may repurchase from the Executive any unvested Purchased Class D Common Stock and (ii) the Executive may require the Company to repurchase from the Executive any unvested Purchased Class D Common Stock, in each case for a purchase price of Eight Dollars and Two Cents ($8.02) per share.

          (h) The Executive hereby acknowledges that the Purchased Class D Common Stock has not been registered under the Securities Act of 1933, as amended, and accordingly, such Purchased Class D Common Stock may be subject to certain transfer restrictions (in addition to the transfer restrictions on unvested Purchased Class D Common Stock set forth in Section 5.10(f) hereof). The certificate(s) representing such Purchased Class D Common Stock will bear the following legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF

     AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ALSO BE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS, AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THE SIGNATORY THERETO DATED AS OF OCTOBER 31, 2000. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

                 (i) The Company shall use its commercially reasonable efforts to include in any registration statement on Form S-3 (or any similar or successor "short-form" registration statement, other than any such registration statement relating to the issuance of shares of Common Stock or rights to receive shares of Common Stock pursuant to any employee benefit or equity compensation plan or relating to any transaction described in Rule 145 under the Securities Act of 1933, as amended) filed with the Securities and Exchange Commission after October 31, 2002, shares of Purchased Class D Common Stock owned by the Executive that have become vested pursuant to Section 510 hereof on or before the date on which such registration statement is filed or becomes effective.

          5.11. Promissory Note and Stock Pledge Agreement. In order to finance the Executive's purchase of the Purchased Class D Common Stock pursuant to
Section 5.10, the Company shall loan to the Executive on the Commencement Date the principal amount of Two Million Five Thousand Dollars ($2,005,000.00), evidenced by the Promissory Note and Stock Pledge Agreement of even date herewith and attached hereto as Exhibit C (the "Note and Pledge Agreement"), pursuant to which the Executive shall pledge all of the Purchased Class D Common Stock to the Company.

     6. Termination. The Executive's employment hereunder may be terminated under the following circumstances:

          6.1. Termination Upon Expiration of Term of Employment or by Executive Upon Change of Control.

                 (a) In the event of a termination by the Company of the Executive's employment under this Agreement upon expiration of the Term of Employment (whether upon expiration of the Initial Term or the Extended Term) in accordance with Section 3 hereof (except as provided in Section 6.2 hereof) or pursuant to Section 6.1(c) hereof, the Term of Employment shall end and, notwithstanding Section 5 hereof, the Executive shall only be entitled to:

                      (i) the continuation of the Annual Base Salary at the rate then in effect (as provided in Section 5.1 of this Agreement) on the Date of Termination for a period of six (6) months commencing on such Date of Termination (the "Section 6.1 Severance Period").

                    (ii) any Annual Base Salary accrued to the Date of Termination, and any Annual Incentive relating to a prior year actually awarded or, relating to any year, objectively determinable, but not yet paid as of the Date of Termination;

                    (iii) reimbursement for all expenses (under Sections 5.5 and 5.7 of this Agreement) incurred as of the Date of Termination, but not yet paid as of the Date of Termination;

                    (iv) to the extent applicable, and as so permitted by applicable law, the continuation of the Executive's welfare benefits (as described in Section 5.4 of this Agreement) at the level in effect on the Date of Termination during the Section 6.1 Severance Period or beyond as the law requires, and any other compensation and benefits as may be provided in accordance with the terms and provisions of applicable plans and programs, if any, generally applicable to executives of the Company or specifically applicable to the Executive, provided, that if Company is not able to provide continuing coverage under any such welfare benefit plan or program following the Executive's termination, the Company shall pay to the Executive cash in an amount sufficient to permit Executive to obtain substantially similar coverage outside of the Company's policy or program during such Section 6.1 Severance Period, and provided, further, that the Company shall pay all premiums for COBRA group health continuation coverage for the Executive and her dependents during such Section 6.1 Severance Period;

                    (v) without duplication of amounts otherwise payable pursuant to Section 5.2(b) hereof, if the Date of Termination occurs during the Extended Term, an amount equal to a Pro Rata Portion of the Extended Term Retention Bonus; and

                    (vi) such rights as the Executive may have under any other written agreement between the Company and the Executive which is then currently in effect.

          (b) The amounts owed under Section 6.1(a)(i) shall be payable in equal bi-weekly installments from the Date of Termination through the expiration of the Section 6.1 Severance Period. The amounts owed under Section 6.1(a)(ii) shall be paid within fifteen (15) days of the Date of Termination. The amounts owed under Section 6.1(a)(iii), unless otherwise expressly specified herein, shall be paid in accordance with the policies and procedures of the Company in effect at the time the applicable expenses were incurred. The amounts owed under
Section 6.1(a)(iv) shall be payable in accordance with the terms of the applicable plans and programs, except cash amounts to be paid in accordance with the proviso of Section 6.1(a)(iv), which shall be paid within sixty (60) days of the Date of Termination. The amounts owed under Section 6.1(a)(v) shall be paid within sixty (60) days of the Date of Termination.

          (c) At any time during the six (6) month period immediately following a Change of Control, the Executive may, in her sole discretion and upon thirty
(30) days' prior written notice to the Board, terminate her employment under this Agreement and receive the benefits provided under Section 6.1(a) hereof.

     6.2. Termination by the Company Without Cause or Upon Change of Control or by Executive for Good Reason.

               (a) In the event that the Company terminates the Executive's employment without Cause, or in accordance with Section 3 hereof at any time during the six month period immediately following a Change of Control, or if the Executive terminates her employment for Good Reason, the Executive shall only be entitled to:

                    (i) the continuation of the Annual Base Salary at the rate then in effect (as provided in Section 5.1 of this Agreement) on the Date of Termination for a period of twelve (12) months commencing on such Date of Termination (the "Section 6.2 Severance Period").

                    (ii) any Annual Base Salary accrued to the Date of Termination, and any Annual Incentive relating to a prior year actually awarded or, relating to any year, objectively determinable, but not yet paid as of the Date of Termination;

                    (iii) reimbursement for all expenses (under Sections 5.5 and 5.7 of this Agreement) incurred as of the Date of Termination, but not yet paid as of the Date of Termination;

                    (iv) to the extent applicable, and as so permitted by applicable law, the continuation of the Executive's welfare benefits (as described in Section 5.4 of this Agreement) at the level in effect on the Date of Termination during the Section 6.2 Severance Period or beyond as the law requires, and any other compensation and benefits as may be provided in accordance with the terms and provisions of applicable plans and programs, if any, generally applicable to executives of the Company or specifically applicable to the Executive, provided, that if Company is not able to provide continuing coverage under any such welfare benefit plan or program following the Executive's termination, the Company shall pay to the Executive cash in an amount sufficient to permit Executive to obtain substantially similar coverage outside of the Company's policy or program during such Section 6.2 Severance Period, and provided, further, that the Company shall pay all premiums for COBRA group health continuation coverage for the Executive and her dependents during such Section 6.2 Severance Period;

                    (v) without duplication of amounts otherwise payable pursuant to Section 5.2(b) hereof, if the Date of Termination occurs during the Extended Term, an amount equal to a Pro Rata Portion of the Extended Term Retention Bonus; and

                    (vi) such rights as the Executive may have under any other written agreement between the Company and the Executive which is currently in effect.

               (b) The amounts owed under Section 6.2(a)(i) shall be payable in equal bi-weekly installments from the Date of Termination through the expiration of the Section 6.2 Severance Period. The amounts owed under Section 6.2(a)(ii) shall be paid within fifteen (15) days of the Date of

Termination. The amounts owed under Section 6.2(a)(iii), unless otherwise expressly specified herein, shall be paid in accordance with the policies and procedures of the Company in effect at the time the applicable expenses were incurred. The amounts owed under Section 6.2(a)(iv) shall be payable in accordance with the terms of the applicable plans and programs, except cash amounts to be paid in accordance with the proviso of Section 6.2(a)(iv), which shall be paid within sixty (60) days of the Date of Termination. The amounts owed under Section 6.2(a)(v) shall be paid within sixty (60) days of the Date of Termination.

               (c) Upon thirty (30) days' prior written notice to the Board, the Executive may terminate her employment under this Agreement for Good Reason and such notification shall specify the act, or acts, on the basis of which the Executive has found Good Reason. The Board shall then be provided the opportunity, within thirty (30) days of its receipt of such notification, to meet with the Executive to discuss such act or acts. If the Executive does not rescind her termination of employment at such meeting, the Executive's employment by the Company shall be terminated for Good Reason pursuant to this
Section 6.2, subject to the Company's right to seek arbitration of the existence of Good Reason as provided in Section 11 of this Agreement, and the Executive shall receive the benefits provided under Section 6.2(a) hereof. The Company agrees that the Executive's continuation of her employment during the initial six-month period following the occurrence of a Good Reason shall not constitute a waiver of her rights to resign for Good Reason, which shall be preserved during such period.

               6.3. Termination Due to Death or Disability, by the Company for Cause or by Executive without Good Reason.

                    (a) In the event of the Executive's death, or a termination of the Executive's employment under this Agreement by either the Company or the Executive due to Disability, or the termination by the Company of the Executive's employment under this Agreement for Cause, or if the Executive terminates her employment with the Company without Good Reason (other than as provided in Section 6.1(c)), the Term of Employment shall end and, notwithstanding Section 5 hereof, the Executive, her estate or other legal representative, as the case may be, shall only be entitled to:

                         (i) any Annual Base Salary accrued to the Date of Termination, and any Annual Incentive relating to a prior year actually awarded or, relating to any year, objectively determinable, but not yet paid as of the Date of Termination;

                         (ii)  reimbursement for all expenses (under Sections
     5.5 and 5.7 of this Agreement) incurred as of the Date of Termination, but not yet paid as of the Date of Termination;

                         (iii) any other compensation and benefits as may be provided in accordance with the terms and provisions of applicable plans and programs, if any, generally applicable to executives of the Company or specifically applicable to the Executive;

                         (iv) without duplication of amounts otherwise payable pursuant to Section 5.2(b) hereof, if the Date of Termination occurs during the Extended Term, an amount equal to a Pro Rata Portion of the Extended Term Retention Bonus; and

                         (v) such rights as the Executive may have under any other written agreement between the Company and the Executive which is currently in effect.

                    (b) The amounts owed under Section 6.3(a)(i) shall be paid within fifteen (15) days of the Date of Termination. The amounts owed under
Section 6.3(a)(ii), unless otherwise expressly specified herein, shall be paid in accordance with the policies and procedures of the Company in effect at the time the applicable expenses were incurred. The amounts owed under Section 6.3(a)(iii) shall be payable in accordance with the terms of the applicable plans and programs. The amounts owed under Section 6.3(a)(iv) shall be paid within sixty (60) days of the Date of Termination.

                    (c) The Company may terminate the Executive for Cause. In each case, the existence of Cause must be confirmed by the Board prior to any termination therefor. In the event of such a confirmation, the Company shall notify the Executive that the Company intends to terminate the Executive's employment for Cause under this Section 6.3. Such notification shall specify the act, or acts, on the basis of which the Board has so confirmed the existence of Cause.

                    (d) In the event of the Executive's death, all benefits payable under this Section 6.3, unless the Company is otherwise subsequently notified by the Executive in writing, shall be paid to Daniel Vilardo, provided that if Daniel Vilardo predeceases the Executive or ceases to be the Executive's spouse, or the deaths of the Executive and Daniel Vilardo are substantially contemporaneous, such benefits shall be payable to the Executive's estate.

              6.4. No Mitigation; No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Section 6 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

              6.5. Notice of Termination. Any termination of the Executive's employment under this Section 6 shall be communicated by a notice of termination (the "Notice of Termination") to the other party hereto given in accordance with
Section 14.3 of this Agreement. Such notice shall (a) indicate the specific termination provision in this Agreement relied upon, (b) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (c) if the termination date is other than the date of receipt of such notice, specify the date on which the Executive's employment is to be terminated (which date shall not be earlier than the date on which such notice is actually received).

        7. Confidential Information. The Executive acknowledges that the confidential or proprietary information obtained by her while employed by the Company concerning the business or affairs of the Company or any Affiliate of the Company ("Confidential Information") is the property of the Company or such Affiliate, as the case may be. For purposes of this Agreement, the term "Confidential Information" does not include information that the Executive can demonstrate (a) was in the Executive's possession prior to first being employed by the Company, provided that such information is not known by the Executive to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Company or another party, (b) is generally available to the public and became generally available to the public other than as a result of a disclosure in violation of this Agreement, (c) became available to the Executive on a non-confidential basis from a third party, provided that such third party is not known by the Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party or is otherwise prohibited from providing such information to the Executive by a contractual, legal or fiduciary obligation or (d) the Executive is required to disclose pursuant to applicable law or regulation (as to which information, the Executive will provide the Company with prior notice of such requirement and, if practicable, an opportunity to obtain an appropriate protective order). The Executive agrees that she will not during the Term of Employment and for the two-year period following the Term of Employment, willfully disclose Confidential Information to any Person (other than employees of the Company or any Subsidiary thereof or any other Person expressly authorized by the Board to receive Confidential Information or otherwise as required in the course of her duties during the Term of Employment) or use for her own account any Confidential Information without the prior written consent of the Board. The Executive shall deliver to the Company at the termination of the Term of Employment, or at any other time the Board may request in writing, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing Confidential Information or Work Product which she may then possess or have under her control. The Company shall, upon the Executive's request, provide to the Executive a copy of such documents as may be reasonably necessary for the Executive to exercise her rights under Section 11 hereof, and which shall otherwise remain subject to the provisions of this Section 7.

      8. Work Product. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the Company's or its Subsidiaries' actual business, research and development or existing products or services and which are conceived, developed or made by the Executive while employed with the Company ("Work Product") belong to the Company or such Subsidiary. Upon the written request of the Board, the Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term of Employment) to establish and confirm such ownership.

      9.   Noncompete, Non-Solicitation.

                 (a) The Executive acknowledges that in the course of her employment with the Company she will become familiar with the trade secrets and other confidential information of the Company and the Subsidiaries of the Company and that her services will be of special, unique and extraordinary value to the Company. Therefore, the Executive agrees that, during the Term of Employment and for an additional period (the "Noncompete Period") equal to (i) in the event that the Executive's employment is terminated pursuant to Section
6.1 hereof, for a period of six (6) months thereafter or (ii) in the event that the Executive's employment terminated pursuant to Section

6.2 or Section 6.3 hereof, for a period of one (1) year thereafter, she shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business (including any division of a diversified business) the predominant activities of which would be classified under the same principal Standard Industrial Classification category as any of the businesses of the Company or any of its Subsidiaries in any geographic market (as defined by The Arbitron Company) in which the Company or any of its Subsidiaries (y) operates on the Date of the Termination or (z) commences operations during the Noncompete Period, and in either case continues to operate during the Non-Compete Period; provided, however, that for purposes of this clause (z), operations in a market shall be deemed to be commenced during the Noncompete Period only if the Company or such Subsidiary had determined prior to the Date of Termination to commence such operations or had committed substantial resources prior to the Date of Termination to determine the feasibility of commencing such operations. Nothing herein shall prohibit the Executive (i) from being a passive owner of not more than 4.9% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation, or (ii) from engaging in the private practice of law and representing any competitor of the Company, subject to the Executive's ethical obligations to the Company.

               (b) During the Noncompete Period, the Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Subsidiary of the Company to leave the employ of such Person, (ii) hire any individual who was an executive of the Company or its Subsidiaries, a station or regional manager of the Company or its Subsidiaries or a radio personality employed by the Company or its Subsidiaries at any time during the Term of Employment (other than individuals who have not been employed by the Company or a Subsidiary of the Company for a period of at least six months prior to employment by the Executive directly or indirectly through another Person), or (iii) induce or attempt to induce any customer, supplier, licensee or other Person having a business relationship with the Company or any Subsidiary of the Company to cease doing business with the Company or such Subsidiary of the Company, or interfere materially with the relationship between any such customer, supplier, licensee or other Person having a business relationship with the Company or any Subsidiary of the Company.

               (c) If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

     10. Non-Exclusivity of Rights. Nothing in this Agreement shall limit or otherwise prejudice such rights as the Executive may have under any future agreements with the Company.

     11. Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by arbitration, to be held in Baltimore, Maryland, in accordance with the Commercial Arbitration Rules and procedures of the American Arbitration Association. Such arbitration shall be before a single arbitrator who shall be a retired federal or Maryland State judge acceptable to the Company and the Executive. In the event that the Executive and the Company cannot agree upon an arbitrator within thirty (30) days of a notice demanding such agreement from one to the other, the arbitrator shall be chosen by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The decision of the arbitrator shall be final, conclusive and binding upon the Company and the Executive. All costs, fees and expenses, including attorney fees, of any arbitration in connection with this Agreement, which results in any final decision of the arbitrator requiring the Company to make a payment to the Executive beyond what was offered to the Executive by the Company, shall be borne by, and be the obligation of, the Company. In no event shall the Executive be required to reimburse the Company for any of the costs and expenses incurred by the Company relating to any arbitration. If the Executive has had an opportunity to be heard by the Board and the Board has made a good faith determination to terminate the Executive hereunder, the Company may suspend payments to the Executive of her Annual Base Salary; provided that in the event that an arbitrator finds in favor of the Executive, the Company shall pay such suspended Annual Base Salary payments to the Executive, together with interest thereon at the greater of 8% or prime plus 3% per annum from the date such payments were due to the date actually paid. The obligation of the Company and the Executive under this Section 11 shall survive the termination for any reason of the Term of Employment (whether such termination is by the Company, by the Executive, or upon the expiration of the Term of Employment).

      12. Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by Delaware law for any liability, claims, costs, expenses, and attorneys' fees arising from any and all acts, omissions or conduct as an employee of the Company since January 21, 1998. The Company shall maintain liability insurance for the Executive's benefit.

      13.  Successors.

           13.1. Executive. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or assigned pursuant to testamentary disposition, intestate succession or pursuant to a qualified domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives.

           13.2. The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may only transfer or assign this Agreement with the Executive's prior written consent.

      14.  Miscellaneous.

           14.1. Applicable Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland.

           14.2. Amendments/Waiver. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar term, provision or condition at the same time, or any prior or subsequent time.

           14.3. Notices. All notices, waivers and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party, by facsimile (with appropriate confirmation of transmission), by reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed delivered when actually delivered by hand, upon receipt of confirmation of facsimile transmission, three days after mailing, or one day after dispatch by overnight courier, addressed as follows:

           If to the Executive:

                  Ms. Linda J. Eckard Vilardo
                  3901 Charles Avenue
                  Alexandria, Virginia 22305

           If to the Company:

                  Radio One, Inc.
                  5900 Princess Garden Parkway, 7/th/ Floor
                  Lanham, MD 20706
                  Attention: Alfred C. Liggins, III
                  Facsimile: 301-306-9694

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

           14.4. Withholding. Notwithstanding anything else to the contrary herein, the Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation. Where amounts are payable to the Executive pursuant to this Agreement both in cash and in a form other than cash, the Company may, at its option and upon prior notice to the Executive, withhold from such cash payments, or withhold from such payments in a form other than cash, or withhold from both.

           14.5. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as shall be agreed upon by the Company and the Executive.

           14.6. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

           14.7. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

           14.8. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

           14.9. Representation. The Executive represents and warrants that the performance of the Executive's duties and obligations under this Agreement will not violate any agreement between the Executive and any other Person.

           14.10. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement or the Executive's employment hereunder for any reason to the extent necessary to the intended preservation of such rights and obligations.

           14.11. Right of Offset. The Executive and the Company agree that concurrently with the execution and delivery of this Agreement the Company and the Executive are entering into the Note and Pledge Agreement. At the sole option of Executive, any amounts due under the Note and Pledge Agreement shall be offset against any amount due under or with respect to this Agreement.


                                 [END OF PAGE]
                           [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Executive has hereunto set her hand, and the Company has caused this Amended and Restated Employment Agreement to be executed in its name and on its behalf by its authorized representative, all as of the day and year first above written.


                             RADIO ONE, INC.,
                             a Delaware corporation



                             By:       /s/ Alfred C. Liggins III
                                ------------------------------------------------
                                Name:  Alfred C. Liggins, III
                                Title: Chief Executive Officer and President


                             EXECUTIVE:


                                 /s/ Linda J. Eckard Vilardo
                             ---------------------------------------------------
                                     Linda J. Eckard Vilardo